Exhibit 10.2

Senior Housing Properties Trust
400 Centre Street
Newton, MA  02458

September 23, 2004

LTA Holdings, Inc.
Dover Centre
113 Seaboard Lane, Suite B-100
Franklin, Tennessee 37607
Attention: W. Patrick Mulloy II, President

Gentlemen:

Reference is made to an Agreement and Plan of Merger dated as of September 23, 2004 (the “Agreement”) by and among Five Star Quality Care, Inc., a Maryland corporation (“Five Star”), FVE Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Five Star (“Sub”), and LTA Holdings, Inc., a Delaware corporation (“Company”).  Capitalized terms used in this letter agreement will have the meanings given to them in the Agreement, unless otherwise defined in this letter agreement.

(1)                                  Senior Housing Properties Trust, a Maryland business trust (“SNH”) hereby agrees, subject only to the conditions set forth in paragraph (3) hereof, that immediately after the Closing it will purchase the Company Facilities and associated real property listed on Exhibit A hereto (the “Subject Facilities and Property”) and that, contemporaneously with such purchase, it will assume all indebtedness for borrowed money (including all indebtedness evidenced by mortgages or other notes) associated with the Subject Facilities and Property; provided that, to the extent, and only to the extent, approved by the lender or lenders of such indebtedness, SNH may satisfy its obligations hereunder by causing one or more of its subsidiaries to purchase the Subject Facilities and Property and to assume all indebtedness for borrowed money associated with the Subject Facilities and Property.

(2)           SNH hereby represents and warrants that:

(a)                                  (i) SNH is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this letter agreement and perform its obligations under this letter agreement; and (ii) the execution, delivery and performance of this letter agreement and the consummation of the transactions provided for in this letter agreement have been duly authorized by all necessary action on the part of SNH.

(b)                                 This letter agreement has been duly executed and delivered by SNH and constitutes its legal, valid and binding obligation, enforceable against SNH in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c)                                  No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for execution and delivery of this letter agreement by SNH and the performance by SNH of its obligations hereunder, except for such filings, permits, authorizations, consents or approvals which have been made or obtained.  Neither the execution and delivery of this Agreement by SNH nor the performance by SNH of its obligations hereunder will (i) conflict with or result in any breach of any provisions of the Charter Documents of SNH, (ii) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which SNH is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree or Law applicable to SNH.

(d)                                 SNH has now and will have at all times up to and including the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to perform its obligations under paragraph (1) above.

(3)                                  The obligation of SNH to consummate the transactions contemplated by paragraph (1) is subject solely to the satisfaction or waiver of the conditions precedent to the obligations of Five Star and Sub to consummate the Closing as set forth in Sections 8.01 and 8.03 of the Agreement.

(4)                                  SNH will use commercially reasonable efforts to obtain any consents or approvals from GMAC Commercial Mortgage Bank and/or the Federal National Mortgage Association required in connection with the consummation of the transactions contemplated hereby.

This letter agreement will become effective upon its acceptance by Company, as evidenced by the delivery to SNH of an executed counterpart of this letter agreement by Company and will terminate upon any termination of the Agreement.  Until the termination of this letter agreement in accordance with the terms of the previous sentence, no provision of this letter agreement (including Exhibit A hereto) may be assigned, amended, modified, waived or terminated, in part or in whole, without the prior written consent of each party hereto.  This letter agreement will be governed by the laws of the State of New York, without regard to its conflict of law principles.

The Declaration of Trust of SNH, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name “Senior Housing Properties Trust” refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, stockholder, employee or agent of SNH shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, SNH.  All persons dealing with SNH in any way shall look only to the assets of SNH for the payment of any sum or the performance of any obligation.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ David J. Hegarty
Name:David J. Hegarty
Title:President

Accepted and Agreed:

LTA HOLDINGS, INC.

By:	/s/ W.P. Mulloy II
Name: W.P. Mulloy II
Title: President/CEO

EXHIBIT A

SUBJECT FACILITIES AND PROPERTY

1.	Morningside of Cullman, Cullman, AL
2.	Morningside of Decatur, Decatur, AL
3.	Morningside of Madison, Madison, AL
4.	Morningside of Sheffield, Sheffield, AL
5.	Morningside of Athens, Athens, GA
6.	Morningside of Columbus, Columbus, GA
7.	Morningside of Conyers, Conyers, GA
8.	Morningside of Dalton, Dalton, GA
9.	Morningside of Evans ,Evans, GA
10.	Morningside of Gainesville, Gainesville, GA
11.	Morningside of Macon, Macon, GA
12.	Morningside of Bowling Green, Bowling Green, KY
13.	Morningside of Hopkinsville, Hopkinsville, KY
14.	Morningside of Mayfield, Mayfield, KY
15.	Morningside of Paducah, Paducah, KY
16.	Morningside of Anderson, Anderson, SC
17.	Morningside of Beaufort, Beaufort, SC
18.	Morningside of Camden, Camden, SC
19.	Morningside of Greenwood, Greenwood, SC
20.	Morningside of Hartsville, Hartsville, SC
21.	Morningside of Lexington, Lexington, SC
22.	Morningside of Orangeburg, Orangeburg, SC
23.	Morningside of Seneca, Seneca, SC
24.	Morningside of Belmont, Nashville, TN
25.	Morningside of Cleveland, Cleveland, TN
26.	Morningside of Cookeville, Cookeville, TN
27.	Morningside of Franklin, Franklin, TN
28.	Morningside of Gallatin, Gallatin, TN
29.	Morningside of Jackson, Jackson, TN
30.	Morningside of Knoxville, Knoxville, TN
31.	Morningside of Springfield, Springfield, TN
32.	Morningside of Bellgrade, Midlothian, VA
33.	Morningside of Charlottesville, Charlottesville, VA
34.	Morningside of Newport News, Newport News, VA
35.	Morningside of West End, Richmond, VA